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                                                                     Exhibit 4.3

                                 QUEBEC GUARANTY

            This GUARANTY (this "Guaranty"), dated as of September 27, 1999, by ICON OF CANADA INC., a Quebec company ("Guarantor"), in favor of IBJ WHITEHALL BANK & TRUST COMPANY, as Trustee (the "Trustee") under that certain Indenture (the "Indenture") dated September 27, 1999 between Icon Health & Fitness, Inc. (the "Company") and the Trustee.

                              W I T N E S S E T H:

            WHEREAS, pursuant to Article XIV of the Indenture, 510152 N.B. LTD. ("New Brunswick") has guaranteed to each Holder of a Security (as each term is defined in the Indenture) the obligations of the Company under the Indenture and the Securities (the "New Brunswick Guaranty");

            WHEREAS, Guarantor is required pursuant to Section 10.18 of the Indenture to provide this Guaranty; and

            WHEREAS, 100% of the outstanding stock of Guarantor and New Brunswick is owned directly by ICON International Holdings, Inc.;

            NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. DEFINITIONS.

            Capitalized terms used herein shall have the meanings assigned to them in the Indenture, unless otherwise defined herein.

            References to this "Guaranty" shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2. THE GUARANTY.

            Subject to the terms hereof, Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Securities, the New Brunswick Guaranty or the obligations of the Company or New Brunswick thereunder that the obligations of New Brunswick under the New Brunswick Guaranty will be promptly paid in full or performed, all in accordance with the terms thereof.

            Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the New Brunswick Guaranty, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions thereof, the recovery of any judgment against New Brunswick, any

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GBS canadian guaranty (Exh. 4.3)

action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of New Brunswick, any right to require a proceeding first against New Brunswick, protest, notice and all demands whatsoever and covenant that this Guaranty shall not be discharged except by complete performance of the obligations contained in the New Brunswick Guaranty.

            If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.

            Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

3. Guaranty Limitation On Guarantor Liability.

            Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guaranty of Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Trustee, the Holders and Guarantor hereby irrevocably agree that the obligations of Guarantor under its this Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article XIV of the Indenture, result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

4. Releases of Guaranty.

            The Guaranty of Guarantor will be released upon the terms set forth in Section 14.5 of the Indenture as if it were a Subsidiary Gurantor thereunder, with such appropriate modifications as the context may require.

5. Subordination of Guaranty.

            Guarantor agrees, and each Holder by accepting a Security agrees, that the obligations of Guarantor under this Guaranty, are subordinated and junior in right of payment to the prior payment of all Senior Indebtedness of each Subsidiary Guarantor on the same basis as the obligations on, or relating to the Securities, are subordinated and junior in right of payment to the prior payment of all Senior Indebtedness of the Company pursuant to Article Thirteen of the Indenture, including, without limitation, the obligations of Guarantor under that certain guaranty,


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GBS canadian guaranty (Exh. 4.3)

dated the date hereof, in favor of the Banks pursuant to the Credit Agreement. In furtherance of the foregoing, Guarantor agrees, and the Trustee and each Holder by accepting a Security agrees, that the subordination and related provisions applicable to the obligations of Guarantor under this Guaranty by virtue of the preceding sentence shall be as set forth in Article Thirteen of the Indenture as if each reference to "Company" therein were instead a reference to "New Brunswick", each reference to "Senior Indebtedness of the Company" therein were instead a reference to "Senior Indebtedness of Guarantor" and each reference to "Securities" therein were instead a reference to "this Guaranty", with such appropriate modifications as the context may require. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by Guarantor only at such times as they may receive and/or retain payments in respect of the New Brunswick Guaranty pursuant to the Indenture, including Article Thirteen thereof.


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GBS canadian guaranty (Exh. 4.3)

            IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date first above written.

                                    ICON OF CANADA INC./ ICON DU CANADA INC.

                                    By:_____________________________________
                                    Name:___________________________________
                                    Title:__________________________________


                                    GBS canadian guaranty (Exh. 4.3)


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